150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	**20170098946-56**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **03/06/2017 10:00 AM**
	Entity Number **C24084-2001**

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

NAC Global Technologies, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Article 1 of the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of NAC Global Technologies, Inc. is hereby amended and restated as follows:
"Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as "Series A Convertible Preferred Stock" (the "Preferred Shares"). The authorized number of Preferred Shares shall be 1,688,889 shares. Each Preferred Share shall have a par value of $0.001. Capitalized terms not defined herein shall have the meaning as set forth in Section 23 below."

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X (signature)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.